Exhibit 10.33

SUBLEASE

This Sublease is made as of June 27, 2014 (the "Sublease") between BILFINGER RE ASSET MANAGEMENT INC. (the "Sublandlord") and KALLO INC. (the "Subtenant").

RECITALS:

1.
The Sublandlord is the tenant of certain premises known as Suites 620, 630 and 640 in the building with the municipal address 675 Cochrane Drive, Markham, Ontario pursuant to a lease dated July 20, 2004, as amended by lease amending agreements dated August 10, 2006, March 14, 2008 and August 12, 2011 (as amended, the "Head Lease") between the Sublandlord and bcIMC Realty Corporation (the "Head Landlord"), a copy of which is attached hereto as Schedule "A", which premises are further described in the Head Lease.

2.	The Sublandlord and the Subtenant wish to enter into a sublease of such premises (the "Subleased Premises") on the terms and conditions set out herein.

In consideration of the above and for other good·and valuable consideration, the parties agree as follows.

ARTICLE 1
DEFINITIONS

In this Sublease the following terms will have the following meanings:

"Additional Rent" has the meaning specified in Section 3.4.

"Basic Rent" means Ten Dollars ($10.00) per square foot of Rentable Area of the Subleased Premises per annum payable pursuant to Section 3.1.

"Building" means the building in which the Subleased Premises are situated, which has the municipal address 675 Cochrane Drive, Markham, Ontario.

"Commencement Date" has the meaning specified in Section 2.1.

"Fixturing Period" has the meaning specified in Section 2.3

"Laws" means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental entity, and (iii) policies, practices and guidelines of, or contracts with, any governmental entity, which, although not actually having the force of law, are considered by such governmental entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person referred to in the context in which such word is used.

"Person" means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

"Rent" means Basic Rent and Additional Rent.

"Rentable Area of the Subleased Premises" means Eleven Thousand Seven Hundred and Fifty-Six (11,756) square feet.

"Sublandlord" means Bilfinger RE Asset Management Inc., and its successors and assigns.

"Subleased Premises" means those premises cross-hatched on Schedule "B", being part of the sixth (6th) floor in the Building and known as Suites 620, 630 and 640.

"Subtenant" means Kallo Inc. and its successors and permitted assigns.

"Term" has the meaning specified in Section 2.1.

"Transfer" means an assignment of this Sublease in whole or in part, a further sublease of all or any part of the Subleased Premises, any transaction whereby the rights of the Subtenant under this Sublease to the Subleased Premises are transferred, any transaction by which any right of use or occupancy of all or any part of the Subleased Premises is conferred upon anyone, any mortgage, charge or encumbrance of this Sublease, the Subleased Premises, leasehold improvements or any part of any of them, or other arrangement under which either this Sublease or the Subleased Premises becomes security for any indebtedness or other obligations, and includes any transaction or occurrence whatsoever (including receivership proceedings, seizure by legal process and transfer by operation of law) which has changed or might change the identity of the Person or Persons having lawful use or occupancy of any part of the Subleased Premises; and "Transferee" has a corresponding meaning.

ARTICLE 2
SUBLEASED PREMISES AND TERM

Section 2.1                          Subleased Premises and Term

In consideration of the rents, covenants and agreements in this Sublease to be paid, observed and performed by the Subtenant, the Sublandlord leases to the Subtenant, and the Subtenant leases from the Sublandlord, the Subleased Premises for a term commencing on July 1, 2014 (the "Commencement Date") and expiring on January 30, 2017 (the "Term").

Section 2.2                          Termination of the Head Lease

If the Head Lease terminates for any reason whatsoever, this Sublease shall automatically terminate and the parties shall be relieved of any further liability or obligation under this Sublease, except for breaches or defaults under this Sublease that occurred prior to such termination or those obligations which are expressly stated herein to survive termination.

Section 2.3                          Fixturing Period

The Sublandlord agrees that, provided that the Subtenant has provided evidence that the required insurance has been procured and is being maintained, the Subtenant shall have access to the Subleased Premises as soon as the Subleased Premises can be made available after the execution of this Sublease and until the Commencement Date (the "Fixturing Period") for the purpose of constructing its leasehold improvements and preparing the Subleased Premises for its intended use. Should the Subtenant complete its work prior to the Commencement Date, the Subtenant shall be permitted to occupy the Subleased Premises and conduct its business therein. During the Fixturing Period, the Subtenant shall not be required to pay Basic Rent or Additional Rent, but shall be subject to all of the other terms and conditions of this Sublease insofar as applicable, including, without limitation, the obligation to pay utilities and the obligation to maintain insurance.

Section 2.4                          Examination of Subleased Premises

The Subtenant accepts the Subleased Premises" as is". The Subtenant's entering into possession of all or any part of the Subleased Premises is conclusive evidence of the acceptance by the Subtenant of the condition and state of repair of the Subleased Premises and the Subtenant has no rights in respect thereof. There are no promises, representations or undertakings by or binding upon the Sublandlord with respect to the use of the Subleased Premises or any alteration, remodelling or redecorating of or installation of equipment or fixtures in the Subleased Premises, except as are expressly set forth in this Sublease, if any. The Subtenant shall be responsible, at its sole cost and expense, for installing its own leasehold improvements in the Subleased Premises, subject in all cases to the Subtenant obtaining both the Sublandlord's and the Head Landlord's prior approval and otherwise complying with the terms of this Sublease and all applicable Laws.

ARTICLE 3
RENT

Section 3.1                          Basic Rent

The Subtenant shall pay the Basic Rent to the Sublandlord during the Term in equal monthly instalments in advance on the first day of each and every month, in lawful money of Canada, plus HST, without any prior demand therefor and without any deduction, abatement, set-off or compensation whatsoever.

Section3.2                            Incomplete Months

If the Commencement Date is not the first day of a calendar month, or if the date of expiry of the Term is not the last day of a calendar month, then the Basic Rent for the first or last month of the Term, as the case may be, will be appropriately adjusted on a per diem basis, based upon a period of three hundred and sixty-five (365) days, and the Subtenant shall pay upon the Commencement Date or upon the first day of the month in which the expiry of the Term occurs, as the case may be, the portion of the Basic Rent so adjusted from such date until the end of the month in which the Commencement Date occurs or until the date of expiry of the Term, as the case may be.

Section 3.3                          Free Rent Period

The Subtenant shall not be responsible to pay Basic Rent for the first two (2) months of the Term (from July 1, 2014 to August 31, 2014), but will continue to be bound by all other terms of this Sublease

Section3.4                            Net Lease

The Rent payable under this Sublease is intended to be an absolutely net return to the Sublandlord, except as expressly stated to the contrary in this Sublease. Save and except for the payment of the balance of basic rent, if any, the Sublandlord is not responsible for any expenses or outlays of any nature arising from or relating to the Subleased Premises, or the use or occupancy thereof, or the contents thereof or the business carried on therein. The Subtenant shall pay all charges, impositions and outlays of every nature and kind relating to the Subleased Premises, including all operating costs, property taxes, property management fees and all other additional rent and other amounts payable pursuant to the Head Lease, except for basic rent under the Head Lease and as otherwise expressly stated to the contrary in this Sublease (the "Additional Rent"). The Subtenant shall pay all such amounts in the manner and at the times provided in the Head Lease plus HST without any deduction, abatement, set-off or compensation whatsoever. In the event that the Sublandlord receives a credit or reimbursement from the Head Landlord on account of any Additional Rent paid by the Subtenant, the Sublandlord shall pass-down such credit or reimbursement to the Subtenant or, where applicable, apply any such credit or reimbursement to any outstanding Rent.

Section 3.5                          Deposit

The Sublandlord acknowledges receipt of the sum of $85,650.40 (inclusive of HST) in lawful money of Canada, to be held in the Sublandlord's interest bearing savings account, and to be applied against the Rent (and HST thereon) for the last two months of the Term of this Sublease, with the balance to be held by the Sublandlord as security for the Subtenant's performance and observance of all of its obligations under this Sublease. Provided that the Subtenant has properly performed all of its obligations under this Sublease, the balance of the deposit, together with any interest accrued thereon, shall be returned to the Subtenant within twenty-five (25) days following the expiry or termination of the Term.

Section 3.6                          Place for Payments

All payments t·equired to be made by the Subtenant in this Sublease must be made to the Sublandlord or to such agent or agents of the Sublandlord, or at such other place, as the Sublandlord from time to time dit·ects by notice.

ARTICLE 4
SUBTENANT'S COVENANTS.

Section 4.1                          Use of the Subleased Premises

The Subleased Premises shall be used only for the purpose(s) permitted under the Head Lease, including as general business and administrative offices, and in any event shall be used only in compliance with the terms, covenants and conditions of this Sublease and all Laws. The Subleased Premises shall not be used in any other manner or for any other purpose.

Section 4.2                          Subtenant's Covenants - General

The Subtenant shall

(a)	pay Rent to the Sublandlord or in accordance with its direction as herein provided without deduction, abatement or set-off;

(b)	keep the Subleased Premises clean and in good and tenantable condition;

(c)	maintain, repair and replace the Subleased Premises in accordance with the Sublandlord's obligations under the Head Lease;

(d)
procure and maintain insurance in accordance with the Sublandlord's obligations under the Head Lease, which insurance policies shall name the Sublandlord, the Head Landlord and any other parties required by the Head Landlord as additional insured's;

(e)	observe and perform all covenants and obligations of the Subtenant under this Sublease;

(f)	not do or omit to do any act or thing upon the Subleased Premises which would cause a breach of any of the Sublandlord's obligations under the Head Lease;

(g)
perform or cause to be performed with respect to the Subleased Premises all of the covenants of the Sublandlord as tenant under the Head Lease, including the performance of the Sublandlord's obligations with respect to the Subleased Premises, except as otherwise provided herein; and

(h)
not, in its use and enjoyment of the Subleased Premises and the conduct and operation of its business thereon, do or permit or suffer anyone to permit, any condition to exist or do or omit to do anything which would result in or constitute the breach or default of the terms and conditions of the Head Lease or which would give rise to any right of the Head Landlord to terminate the Head Lease or which would otherwise affect the rights of the Sublandlord as tenant thereunder or would allow the Head Landlord or anyone on its behalf to re-enter the Subleased Premises pursuant thereto.

ARTICLE 5
SUBLANDLORD'S REPRESENTATIONS AND WARRANTIES AND COVENANTS.

Section 5.1                          Sublandlord's Representations and Warranties

The Sublandlord represents and warrants to the Subtenant as follows:

(a)	the Head Lease is in full force and effect and binding on the Sublandlord;

(b)	the Head Lease has not been amended or assigned and no portion of the Subleased Premises has been sublet, other than as is provided in this Sublease or otherwise disclosed to the Subtenant; and

(c)	there is no outstanding dispute under the Head Lease (including as to the payment of rent) and there has been no material default by the Sublandlord thereunder which has not been cured.

Section 5.2                          Sublandlord's Covenants.

(1)	If the Subtenant pays all Rent when due and continuously performs all of its obligations under this Sublease, the Subtenant may, subject to the terms and conditions of this Sublease, peaceably possess and enjoy the Subleased Premises throughout the Term without any interruption or disturbance from the Sublandlord or any other Person or Persons lawfully claiming by, through or under the Sublandlord.

(2)                The Sublandlord shall

(a)
pay all basic rent (and, to the extent received from the Subtenant, additional rent) reserved under the Head Lease (in breach of which payment by the Sublandlord, the Subtenant may pay such rent itself and deduct the cost thereof from the rent and all other amounts due to the Sublandlord from time to time hereunder); and

(b)
subject to Section 5.2(3), enforce for the benefit of the Subtenant and other lawful occupants of the Subleased Premises the obligations of the Head Landlord under the Head Lease, with the intent that the benefit of such covenants shall extend to the Subleased Premises and be enjoyed by the Subtenant and its permitted successors and assigns and subtenants and other occupants of the Subleased Premises.

(3)	Notwithstanding the above, the Sublandlord does not assume or agree to perform for the benefit of the Subtenant any of the duties of the Head Landlord under the Head Lease. If the Subtenant desires to enforce the duties of the Head Landlord under the Head Lease, the sole obligation of the Sublandlord shall be to use commercially reasonable efforts without cost to Sublandlord to cause the Head Landlord to perform such duties.

Section5.3                            Sublandlord Performance of Subtenant's Covenants.

If the Subtenant shall fail to perform any of the covenants or obligations of the Subtenant under or in respect of this Sublease, the Sublandlord may from time to time upon ten (10) days' (or shorter period if the grace period in the Head Lease is shorter) prior written notice to the Subtenant (except in the case of emergency when the Sublandlord may forthwith cause such to be performed without notice to the Subtenant), in its discretion during the continuance of any such default, perform or cause to be performed any of such covenants or obligations, or any part thereof and for such purpose may do such things as may be requisite, including entering upon the Subleased Premises and do such things upon or in respect of the Subleased Premises or any part thereof as the Sublandlord may consider necessary or desirable for payment. All expenses incurred and expenditures made by or on behalf of the Sublandlord under this paragraph shall be paid by the Subtenant within ten (10) days of receipt of written request, and in default thereof the Sublandlord may add the amount thereof to Rent.

Section 5.4                          Assignment.

The Subtenant shall not effect a Transfer without the prior written consent of the Sublandlord, which consent shall not be unreasonably withheld. Any Transfer by the Subtenant shall be subject in all respects to the provisions with respect to Transfers in the Head Lease, including, without limitation, the obligation to obtain the Head Landlord's prior written consent.

Section 5.5                          Damage and Destruction.

In the event of damage to the Subleased Premises:

(1)	Rent in respect of the Subleased Premises shall abate if and only to the extent Rent under the Head Lease abates under the terms of the Head Lease; and

(2)	This Sublease shall terminate if the Head Landlord or the Sublandlord becomes entitled to terminate and does terminate the Head Lease pursuant to the provisions of Section 13 thereof.

Section5.6                            Notice.

The provisions of Section 23 of the Head Lease shall govern the giving of notice hereunder. The address of the Sublandlord for the purpose of such notice shall be 49 Wellington St. E., Suite 201, Toronto, ON M5E 1C9, and the address of the Subtenant shall be the Subleased Premises.

Section5.7                            Application of Head Lease.

Except as otherwise expressly provided herein, all terms, covenants, conditions and agreements contained in the Head Lease on the part of the Sublandlord to be observed or performed or that are binding upon the Sublandlord shall be observed and/ or performed and shall be binding upon the Subtenant and its successors and permitted assigns, and all such terms, covenants, remedies, conditions and agreements contained in the Head Lease that benefit the Head Landlord shall bind the Subtenant for the benefit of the Sublandlord, the appropriate changes of reference being deemed to have been made in each case with the intent that such clauses shall govern the relationship in respect of such matters as between the Sublandlord and the Subtenant. For the purposes of this Sublease, any rights of the Sublandlord as tenant under the Head Lease that are stated in the Head Lease as being personal to the Sublandlord or non-transferable (including, without limitation, any extension or renewal rights or rights of first refusal), shall not extend or be passed down to the Subtenant and the Subtenant shall not be entitled to the benefit of any such rights.

Section5.8                            Overholding.

If the Subtenant continues to occupy the Subleased Premises after the expiration of the Term without any further written agreement and without objection by the Sublandlord, the Subtenant shall be subject to Section 18 of the Head Lease.

Section5.9                            General Waiver

In addition to and without limiting or being limited by any other releases or waivers of claims in this Sublease, but rather in confirmation and furtherance thereof, the Sublandlord and the Subtenant each releases and waives any and all claims for, and rights to recover, damages against and from the other, and the other's respective agents, members, partners, shareholders, officers and employees (collectively, the "Released Parties"), for loss, damage or destruction to any of its property (including the Subleased Premises, the Building and their contents), the elements of which are insured against or which would have been insured against had such party suffering such loss, damage or destruction maintained the property or physical damage insurance policies required pursuant to this Sublease. In no event shall this Section 5.9 be deemed, construed or asserted (i) to affect or limit any claims or rights against any Released Parties other than the right to recover damages for loss, damage or destruction to property, or (ii) to benefit any third party other than the Released Parties.

Section 5.10                      Indemnity

In addition to and without limiting or being limited by any other indemnity in this Sublease, but rather in confirmation and furtherance thereof, the Subtenant shall indemnify, defend by counsel reasonably acceptable to the Sublandlord and hold the Sublandlord, and its shareholders and members, and their respective officers, directors, members, partners, agents, employees, successors and assigns, harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including court costs and reasonable legal fees and expenses, in connection with injury to or death of any person or (subject to Section 5.9) with respect to damage to or theft, loss or loss of the use of any property, or any other loss or injury whatsoever, occurring in or about the Subleased Premises or the Building arising (i) from the Subtenant's occupancy of the Subleased Premises, or the conduct of its business or from any activity, work, or thing done, permitted or suffered by the Subtenant in or about the Subleased Premises or the Building, or (ii) from any breach or default on the part of the Subtenant in the performance of any covenant or agreement on the part of the Subtenant to be performed pursuant to the terms of this Sublease, or due to any other negligent act or omission 01· any default or willful misconduct of the Subtenant, or any of its employees, agents, licensees, invitees or contractors.

Section 5.11                      Waiver

The Subtenant releases the Sublandlord and its shareholders and members, and their respective officers, directors, members, partners, agents, employees, successors and assigns, from, and waives all claims for, damage or injury to person or property sustained by the Subtenant or any occupant of the Building or the Subleased Premises resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Building or the Subleased Premises or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Building or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Building or of any other Person, including the Sublandlord's agents and servants, except where resulting from the gross negligence or willful misconduct of the Sublandlord (and in such latter case, any such claim is subject to Section 5.9). The Subtenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of any injury or damage occurring at or about the Building.

Section 5.12                      Surrender of the Subleased Premises

At the expiration of the Term or earlier termination of this Sublease, the Subtenant shall peaceably surrender and yield up vacant possession of the Subleased Premises to the Sublandlord in broom-swept and as good a condition and state of repair as the Subtenant is required to maintain the Subleased Premises throughout the Term and in accordance with Sections 5(f), 5(r) and 12 of the Head Lease, surrender all keys and pass cards for the Subleased Premises and/ or the Building to the Sublandlord at the place then fixed for the payment of rent and inform the Sublandlord of all combinations of locks, safes and vaults, if any, in the Subleased Premises. The Subtenant's obligations under this Section 5.12 shall survive the expiration of the Term or earlier termination of this Sublease.

Section 5.13                      Furniture, Fixtures and Equipment

During the Term, the existing furniture, fixtures and equipment of the Sublandlord set out in Schedule "C" (the "FF&E") shall remain in the Subleased Premises and be provided to the Subtenant for its exclusive use at no additional charge to the Subtenant. Upon the expiry of the Term, the FF&E shall become the property of the Subtenant for the price of One Dollar ($1.00) and the Sublandlord shall provide the Subtenant with a bill of sale itemizing the FF&E. Upon the expiry or earlier termination of the Term, the Subtenant shall be responsible, at its sole cost and expense, for the removal of the FF&E from the Subleased Premises and for the repair of any damage caused by such removal.

Section 5.14                      Parking

Throughout the Term, the Subtenant shall be entitled to use the full complement of parking spaces allocated to the Sublandlord under the Head Lease, subject in all respects to the applicable terms and conditions set out in the Head Lease.

Section 5.15                      Relocation

In the event that the Head Landlord exercises its right under the Head Lease to change the location of the Subleased Premises, the Sublandlord shall pass-down to the Subtenant any amounts that it receives from the Head Landlord on account of the reasonable out-of-pocket costs directly related to the relocation of the Subtenant's business/ operations.

ARTICLE 6
GENERAL

Section 6.1                          Obligations as Covenants

Each obligation or agreement of the Sublandlord or the Subtenant expressed in this Sublease, even though not expressed as a covenant, is considered to be a covenant for all purposes.

Section 6.2                          Amendments and Supplementary Sublease Provisions

This Sublease may only be amended, supplemented or otherwise modified by written agreement signed by all of the parties.

Section 6.3                          Time

Time is of the essence in this Sublease.

Section 6.4                          Successors and Assigns

This Sublease becomes effective when executed by all of the parties. After that time, it will be binding upon and enure to the benefit of the Sublandlord and its successors and assigns and the Subtenant and its successors and permitted assigns. No rights shall enure to the benefit of any Transferee unless the provisions of Section 5.4 relevant to such Transferee are complied with.

Section 6.5                          Governing Law

This Sublease is governed by, and will be interpreted and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 6.6                          Gender and Number

Any reference in this Sublease to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 6.7                          Headings

The division of this Sublease into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and do not affect the interpretation of this Sublease.

Section 6.8                          Entire Agreement

This Sublease constitutes the entire agreement between the parties with respect to the Subleased Premises and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the Subleased Premises. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, including implied warranties or conditions of merchantability or fitness for a particular purpose, between the parties in connection with the subject matter of this Sublease, except as specifically provided in this Sublease. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the Sublease.

Section 6.9                          Severability

If any provision of this Sublease is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Sublease and the remaining provisions will remain in full force and effect.

Section 6.10                      No Option

The submission of this Sublease for examination does not constitute a reservation of or option for the Subleased Premises and this Sublease becomes effective as a lease only upon execution and delivery thereof by Sublandlord and Subtenant.

Section 6.11                      Extended Meanings

In this Sublease (i) the words "including", "includes" and "include" mean "including (or includes m· include) without limitation". Unless otherwise specified, the words "Article", "Section" and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Sublease. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to and including".

Section 6.12                      No Partnership or Agency

The Sublandlord does not by virtue of this Sublease become a partner of the Subtenant in the conduct of its business or otherwise or a joint venturer or a member of a joint enterprise with the Subtenant, nor is the relationship of principal and agent created

Section 6.13                      Registration

Neither the Subtenant nor anyone on the Subtenant's behalf or claiming under the Subtenant shall register this Sublease or any notice of this Sublease or any assignment or sublease of this Sublease or any document evidencing any interest of the Subtenant in the Sublease or the Subleased Premises. If the covenant contained in this Section 6.13 is breached, this Sublease and the Term will, at the option of the Sublandlord upon notice to the Subtenant, forthwith terminate and the Sublandlord may thereupon re-enter and repossess the Subleased Premises.

Section 6.14                      Independent Legal Advice

The Subtenant acknowledges that the Sublandlord has advised the Subtenant to obtain advice from independent legal counsel prior to signing this Sublease. The Subtenant further acknowledges that any information provided by the Sublandlord is not to be construed as legal, tax or any other expert advice and the Subtenant is cautioned not to rely on any such information without seeking legal, tax or other expert advice. This Sublease has been freely negotiated by both parties and in any dispute or contest over the meaning, interpretation, validity or enforceability of this Sublease or any of its terms or conditions, there will be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this Sublease or any portion thereof.

Section 6.15                      Brokerage Commissions

The Subtenant represents and warrants that Cresa Toronto is the sole broker representing the Subtenant with respect to this transaction and the Sublandlord agrees that it shall be solely responsible for the payment of the real estate commissions to Cresa Toronto in accordance with a separate agreement between the Sublandlord and Cresa Toronto.

Section 6.16                      Planning Act

This Sublease is expt·essly conditional upon compliance with the subdivision control provisions of the Planning Act, R.S.O. 1990, c. P.13.

Section 6.17                      Condition for Head Landlord's Consent

This Sublease is conditional upon receipt of the Head Landlord's consent to this Sublease and the transaction contemplated by it failing which it shall be null and void and of no force or effect.

Section 6.18                      Counterparts

This Sublease may be executed in counterparts, each of which shall be deemed to be an original and each of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original, telecopied or PDF form and the parties to this Sublease adopt any signatures received by receiving telecopier machine or by email as original signatures of the parties.

[signature page immediately follows]

IN WITNESS WHEREOF the Sublandlord and the Subtenant have executed this Sublease as of the date first written above.

BILFINGER RE ASSET
MANAGEMENT INC.

By:
Name:
Title:

I have authority to bind the corporation

KALLO INC.

By:	JOHN CECIL

Name: JOHN CECIL

Title: Chairman & CEO

By:	VINCE LEITAO

Name: VINCE LEITAO

Title: President & COO

I/ we have authority to bind the corporation

SCHEDULE "A"
COPY OF HEAD LEASE

Attached.

SCHEDULE "B"
SKETCH SHOWING SUBLEASED PREMISES

6251958 v3

SCHEDULE "C"
LIST OF FURNITURE, FIXTURES AND EQUIPMENT

Attached.

CONSENT TO SUBLEASE

This Agreement made as of May 29, 2014.

B E T W E E N:

BILFINGER RE ASSET MANAGEMENT INC.
(hereinafter called the "Tenant")
OF THE FIRST PART

- and -

KALLO INC.
(hereinafter called the "Subtenant")
OF THE SECOND PART

- and -

bciMC REALTY CORPORATION
(hereinafter called the "Landlord")
OF THE THIRD PART

RECITALS:

A.	By a lease dated July 20, 2004, as amended by an acknowledgement dated November 2, 2004 (collectively, the "Initial Lease"), 3170497 Canada Inc., as landlord, leased to Bilfinger Berger BOT Inc., as tenant, for and during a term of 5 years (the "Initial Term"), commencing on February 1, 2005 and expiring on January 31, 2010, certain premises designated as Suite 630, comprising a certified Rentable Area of 4,365 square feet (the "Initial Premises") as shown hatched on Schedule "B" attached to the Lease, located on the 6th floor of the building known municipally as 675 Cochrane Drive, Markham, Ontario (the "Building");

B.	By Articles of Amendment dated December 8, 2004, 3170497 Canada Inc. changed its name to bcIMC Realty Corporation;

C.	By a supplementary lease and extension agreement dated August 10, 2006 (the "First Amendment"), made between the Landlord and Bilfinger Berger BOT Inc., as tenant, Bilfinger Berger BOT Inc. exercised its right of first refusal as set out in Section 4 of Schedule "E" of the Initial Lease and further leased certain additional premises designated as Suite 640, comprising a Rentable Area of approximately 3,068 square feet of Rentable Area (the "First Additional Premises") located on the 6th floor of the Building, for a term effective August 1, 2006 and expiring January 31, 2012 (the "First Additional Premises Term") and the parties agreed to extend the Initial Term of the Initial Lease in respect of the Initial Premises for a further period of 2 years (the "First Extended Term") expiring on January 31, 2012, on the terms and conditions set out therein;

D.	By a certificate of amendment dated February 15, 2008, Bilfinger Berger BOT Inc. changed its name to Bilfinger Berger Project Investments Inc.;

E.	By a supplementary lease made March 14, 2008 (the "Second Amendment") between the Landlord and the Tenant, the Initial Lease was amended in order to include therein certain premises comprised of approximately 4,323 square feet of Rentable Area designated as Suite 620 (the "Second Additional Premises"), for a term effective April 1, 2008 and expiring on January 31, 2012 (the "Second Additional Premises Term"), on the terms and conditions set out therein;

F.	By a lease extension and amending agreement made August 12, 2011 (the "Third Amendment") between the Landlord and the Tenant the Initial Lease, as amended, was extended for a term effective February 1, 2012 and expiring on January 31, 2017 (the "Second Extended Term"), on the terms and conditions set out therein;

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G.	By a certificate of amendment dated November 12, 2012, Bilfinger Berger Project Investments Inc. changed its name to Bilfinger Project Investments North America Inc.;

H.	By a certificate of amendment dated April 25, 2014, Bilfinger Project Investments North America Inc. changed its name to Bilfinger RE Asset Management Inc.

I.	The Initial Lease, the First Amendment, the Second Amendment and the Third Amendment are hereinafter collectively referred to as the "Lease";

J.	The Initial Premises, the First Additional Premises and the Second Additional Premises are hereinafter collectively referred to as the "Premises" comprising approximately 11,756 square feet of Rentable Area;

K.	The Initial Term, the First Additional Premises Term, the First Extended Term, the Second Additional Premises Term and the Second Extended Term are hereinafter collectively referred to as the "Term";

L.	By an offer to sublease dated March 21, 2014 and an amendment to offer to sublease dated April 29, 2014 (collectively, the "Offer to Sublease") the Tenant agreed to sublet to the Subtenant the whole of the Premises designated as Suites 620, 630 and 640, comprising approximately 11,756 square feet (the "Sublet Premises") as shown on Schedule "A" hereto, for a term of two (2) years and seven (7) months less one (1) day, commencing July 1, 2014 (the "Effective Date") and expiring on January 30, 2017 (the "Sublease Term") subject to the other terms, covenants and conditions contained in the Offer to Sublease. The Offer to Sublease contemplates the completion of a sublease agreement between the Tenant and Subtenant. The term "Sublease" wherever it appears throughout this Agreement refers to the Offer to Sublease and shall, as and from the date the sublease agreement is fully executed, refer to the sublease agreement.

M.	The Landlord has agreed to consent to the subleasing of the Sublet Premises subject to the provisions of this Agreement.

N.	All defined terms not otherwise expressly defined herein shall have the respective meanings given in the Lease.

NOW THEREFORE THIS CONSENT WITNESSETH that in consideration of the sum of FIVE DOLLARS ($5.00) now paid by each of the parties to the other, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	The parties hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and in fact.

2.	The Landlord hereby consents to the Sublease of the Sublet Premises to the Subtenant on the condition that:

(i)	this consent shall not be deemed to authorize any assignments or further subletting or parting with or sharing possession of all or part of the Premises;

(ii)	this consent shall in no way affect or release the Tenant from its liabilities and responsibilities under the Lease notwithstanding the Sublease and is given without prejudice to the Landlord's rights under the Lease;

(iii)	the Sublease is subject and subordinate to the Lease. The Landlord shall not be bound by any of the terms, covenants, conditions, provisions or agreements of the Sublease. By giving its consent pursuant to this Agreement, the Landlord does not hereby acknowledge or approve of any of the terms of the Sublease as between the Tenant and the Subtenant except for the subletting of the Sublet Premises itself;

(iv)	the Tenant and Subtenant will indemnify and hold the Landlord harmless against any

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losses, damages, costs, expenses and liabilities suffered or incurred by the Landlord as a result of the Sublease;

(v)	if the Sublease is terminated, the Tenant shall notify the Landlord in writing within 10 days of such termination;

(vi)	if there is a conflict between the Sublease and the Lease, the Lease shall prevail; and

(vii)	the Tenant shall provide the Landlord with a copy of the fully executed sublease agreement prior to the Subtenant taking occupancy of the Sublet Premises.

3.	The Subtenant hereby covenants and agrees with the Tenant to observe, comply with and perform all terms, conditions and covenants in the Sublease on the part of the subtenant to be observed and performed.

4.	The Tenant hereby acknowledges and agrees with the Landlord that the Tenant shall continue to remain liable on all of the terms and covenants in the Lease on the part of the Tenant to be observed and performed.

5.	The Tenant and Subtenant hereby acknowledge and agree that no indemnities of the Landlord in favour of the Tenant or Subtenant have been given under this Agreement and any indemnities of the Landlord in favour of the Tenant given under the Lease are not transferable and will not apply to the Subtenant.

6.	Regardless of the terms of the Sublease, the Subtenant hereby covenants and agrees with the Landlord to observe, comply with and perform all terms, conditions and covenants of the Tenant in the Lease in so far as they pertain to the Sublet Premises, save and except that the Subtenant shall not be required to pay any rent including, without limitation, Basic Rent, Additional Rent and Special Charges, payable pursuant to the Lease, but shall, in accordance with the terms of the Sublease, pay all rent and other amounts pursuant to the Sublease.

7.	The Tenant and Subtenant hereby acknowledge and agree that the payment of Basic Rent and Additional Rent required under the Lease shall continue to be payable to the Landlord by the Tenant at the times required, provided that in the event of default by the Tenant in the payment of Basic Rent or Additional Rent, the Landlord shall have the right to collect the rent payable by the Subtenant under the Sublease directly from the Subtenant as agent for the Tenant and to apply any rent so collected against rental arrears owing by the Tenant to the Landlord.

The Tenant and Subtenant hereby acknowledge and agree that the Landlord shall exercise this right to collect the rent payable under the Sublease by giving written notice to the Tenant and the Subtenant at the Premises. The Subtenant covenants and agrees to thereafter pay such rent to the Landlord until such time as the Landlord notifies the Subtenant that the default has been cured by the Tenant. It is acknowledged that any such collection of rent by the Landlord from the Subtenant shall not be construed as to create a landlord/tenant relationship between the Landlord and the Subtenant and shall in no way limit the Tenant's liability to pay all rent outstanding under the Lease or in any way limit the Landlord's rights and remedies under the Lease or at law.

8.	The Tenant hereby acknowledges and agrees that the insurance which it is required to maintain under the Lease shall continue to extend to the Sublet Premises and all activities carried on by the Tenant and the Subtenant. The Tenant and the Subtenant hereby acknowledge and agree that all indemnity, release and exculpatory provisions given by the Tenant under the Lease to or in favour of the Landlord (which the Subtenant is now bound to give by virtue of observing the Lease covenants of the Tenant) will continue to be in full force and effect during the Sublease Term.

9.	The Subtenant shall not enter into or take possession of the Sublet Premises until it has delivered to the Landlord certificates of insurance in a form reasonably acceptable to the Landlord or, if

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required by the Lease, certified copies of any insurance policy, which is required to be maintained under the terms of the Lease.

10.	Notwithstanding anything in the Sublease to the contrary, the Subtenant hereby waives any rights it may have under any legal or equitable rule of law or under the Commercial Tenancies Act, as amended from time to time, or any other applicable legislation, to apply to a court or to otherwise elect to (A) retain the unexpired Term, (B) obtain any right to enter into any lease or other agreement directly with the Landlord for the Premises, or (C) otherwise remain in possession of any portion of the Premises, in any case where the Lease is terminated, surrendered or otherwise cancelled, including a disclaimer of the Lease by a trustee in bankruptcy of the Tenant.

11.	The Subtenant hereby covenants and agrees with the Landlord not to assign or surrender the Sublease or sublet or part with or share possession of all or part of the Sublet Premises without first obtaining the consent of the Landlord in accordance with the terms of the Lease.

12.	This consent shall in no manner be construed as limiting the Landlord's ability to exercise its rights to recapture any portion of the Premises, as set forth in the Lease, in the event of a proposed future sublease of all or part of the Premises or assignment of the Lease.

13.	Any notice, request or demand provided for or given hereunder or under the Lease shall be made in writing in accordance with the applicable provisions of the Lease relating to giving notice. The addresses for service of notice shall be:

To the Landlord: c/o GWL Realty Advisors Inc., 1 City Centre Drive, Suite 300, Mississauga, Ontario L5B 1M2 Attention: Leasing Department

To the Tenant: 49 Wellington Street East, Suite 201, Toronto, Ontario M5E 1C9

To the Subtenant: the Sublet Premises

14.	The Landlord shall have no right to distrain against the property in the Sublet Premises owned by the Subtenant in the event the Tenant is In default of the Lease.

15.	Concurrently upon execution of this Agreement, the Tenant shall pay to the Landlord the amount of $1,500.00 plus HST as reimbursement to Landlord for Landlord's fees and other costs incurred by Landlord in connection with the execution of this Agreement.

16.	The terms of this Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, permitted successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the day and year first above written.

TENANT:
BILFINGER RE ASSET MANAGEMENT INC.

By:
Name:
Title:

By:
Name:
Title:

I/We have authority to bind the corporation

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675 Cochrane Drive, Markham, ON

{Signatures continue on following page forming part of this Agreement}

SUBTENANT
KALLO INC.

By:	JOHN CECIL
Name:	JOHN CECIL
Title:	Chairman & CEO

By:	VINCE LEITAO
Name:	VINCE LEITAO
Title:	President & COO

I/We have authority to bind the corporation

LANDLORD:
bcIMC REALTY CORPORATION

By:
Name:
Title:

By:
Name:
Title:

We have authority to bind the corporation

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SCHEDULE "A"
SUBLET PREMISES

Bilfinger RE Asset Management Inc..
675 Cochrane Drive, Markham, ON

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